SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 5, 2008
Western Alliance Bancorporation

(Exact name of registrant as specified in its charter)

Nevada	001-32550	88-0365922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 W. Sahara Avenue, Las Vegas, Nevada	89102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 248-4200

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
On December 5, 2008, Western Alliance Bancorporation (the “Company”) determined that the portfolio of collateralized debt obligations (“CDOs”) held by the Company’s bank subsidiaries was other-than-temporarily impaired under generally accepted accounting principles due to the continued expected weakness of the U.S. economy, the decline in the market value of these CDOs, the increase in deferrals and defaults by the issuers of the underlying securities and certain ratings watch downgrades by Fitch Ratings (“Fitch”). These CDOs represent interests in various trusts, each of which is collateralized with preferred stock issued by other financial institutions. Although Fitch continues to rate the 18 CDOs owned by the Company as investment grade, each of the CDOs has been placed on Rating Watch Negative by Fitch. Of the 18 CDOs, 13 are current in payments of interest, while five are deferring interest payments and are capitalizing interest. In connection with this action, the Company expects to record an impairment charge in the fourth quarter of 2008 of approximately $65 to $70 million, after tax. The Company does not anticipate that the impairment charge will result in any future cash expenditures.
In addition the Company also holds as available for sale certain adjustable rate preferred securities issued by Morgan Stanley and Zions Bancorporation. Generally accepted accounting principles would require recognition of unrealized losses on these securities unless the Company has both the intent and ability to hold these securities to recovery. The Company has determined that it no longer meets these conditions and therefore expects to record an after-tax impairment charge of approximately $7 million. The Company does not anticipate that the impairment charge will result in any cash expenditures.
Despite these impairment charges, the total risk based capital ratio for the Company is expected to increase during the fourth quarter, primarily as a result of issuance of preferred stock by the Company under the TARP Capital Purchase Program. After these charges, capital levels at the Company and each of the Company’s subsidiary banks will continue to exceed the “well capitalized” standards promulgated by federal banking regulators.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN ALLIANCE BANCORPORATION
Date: December 11, 2008	By:	/s/ Thomas W. Edington
Name: Thomas W. Edington
Title: Senior Vice President and Tax Manager (Principal Accounting Officer)